Exhibit 4.5e

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), made this 1st day of March, 2007, by and between INTERNATIONAL PLAYTHINGS, INC., a Delaware corporation with principal executive offices at 75D Lackawanna Avenue, Parsippany, NJ 07054 (the “Company”), and MICHAEL VARDA, residing at 55 School House Road Oak Ridge NJ (“Varda”).

WHEREAS the Company is engaged in the business of importing and wholesaling high quality toys and toy-related products for children and developing various proprietary lines of toy products, and distributing the same through a unique network of specialty toy and other retailers throughout the United States; and

WHEREAS Varda shall serve as Chief Executive Officer of the Company, and Varda and the Company are desirous of formalizing their understanding for Varda’s employment, all upon the terms and subject to the conditions hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I EMPLOYMENT.

The Company agrees to employ Varda, and Varda agrees to be employed by the Company, upon the terms and subject to the conditions of this Agreement.

ARTICLE II TERM.

Subject to the provisions governing termination as hereinafter provided, the term of this Agreement (the “Term”) shall be for a period of three (3) years commencing on the date hereof (the “Commencement Date”) and ending on February 28, 2010, unless sooner terminated as hereinafter provided (the “Term”).
ARTICLE III DUTIES; BEST EFFORTS; INDEMNIFICATION.

Section 3.1 Varda shall serve as Chief Executive Officer of the Company, and shall report directly to the Chairmen of the Board (“Chairman”) and the Chief Executive Officer (“Grand CEO”) of it’s Parent Company Grand Toy International Limited (“Grand”). Varda shall have the general supervision and control over, and responsibility for, the day to day operations of the Company and shall have such other duties which are not inconsistent with his position as Chief Executive Officer of a company of comparable size as shall be assigned to him by the Board of Directors of the Company, the Chairman or the Grand CEO. Varda shall be based within a 25 mile radius of Parsippany, New Jersey and shall undertake such domestic and foreign travel as shall be reasonably required to fulfill his duties.

Section 3.2 Varda shall devote all of his business time, attention and energies, on a full time and exclusive basis, to the business and affairs of the Company, shall use his best efforts to advance the best interests of the Company, and shall not during the Term be engaged in any other business activities, whether or not such business activities are pursued for gain, profit or other pecuniary advantage, without the consent of the Chairman or Grand CEO; provided, however, that, it shall not be a violation of this Agreement for Varda to (i) serve on corporate, civic or charitable boards or committees or (ii) manage passive personal investments, in either case so long as any such activities do not interfere with the performance of his responsibilities as an employee of the Company in accordance with this Agreement.

Section 3.3 The Company shall indemnify Varda to the fullest extent permitted by applicable law for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and attorney’s fees) incurred or paid by Varda in connection with any third party action, suit, investigation or proceeding arising out of or relating to the performance by Varda of services for, or the acting by Varda as a director, officer or employee of, the Company or of any other person or entity at the Company’s request, and the Company shall advance to Varda, or pay on his behalf, such amounts as the Board determines to be due by reason of such indemnification.

ARTICLE IV COMPENSATION AND BENEFITS.

Section 4.1 The Company shall pay to Varda a base salary (the “Base Salary”) at a rate of Two Hundred and Thirty Thousand Dollars (US$230,000) per annum, payable in accordance with the Company’s payroll practices for its executive employees. The Chairman and Grand CEO will review the Base Salary for possible increase not less than annually during the Term with a view to ensuring that it remains commensurate with the time and effort required for the discharge of his responsibilities pursuant to this Agreement. The Company may from time to time exercise its discretion to grant Varda additional compensation or bonuses upon such terms and conditions as the Board of Directors of the Company shall deem to be in its business interest. The Company shall not be obligated to pay Varda any additional compensation or bonus, regardless of whether additional compensation or bonus was paid to him in any past or succeeding year or additional compensation or bonus was paid to other employees in any year. The Company’s determination with respect to the payment and amount of any additional compensation or bonus for any fiscal year shall be final and conclusive.

Section 4.2 The Company shall promptly pay to Varda the reasonable expenses incurred by him in the performance of his duties hereunder in accordance with the Company’s policies in effect from time to time, including, without limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by Varda, shall promptly reimburse him for such payment, provided that Varda provides proper documentation thereof in accordance with the Company’s policy.

Section 4.3 Varda shall be entitled to paid vacation days in each calendar year determined by the Company from time to time, but not less than four (4) weeks in any calendar year. Vacation shall be prorated in any calendar year of the Term during which Varda is employed hereunder for less than an entire year in accordance with the number of days in such year during which he is so employed. Varda shall also be entitled to annual paid sick leave, personal leave and holidays as per the Company’s policies as same may be amended from time to time. Varda shall also be entitled to other benefits as may be provided in applicable plans and programs of the Company, without limitation, according to the terms and conditions of such plans and programs.

Section 4.4 The Company may, at its discretion, subscribe for and maintain, on behalf of the Company, life insurance, key-man insurance and long-term disability insurance, in such amount and upon such terms or conditions as the Company may deem reasonable. Varda shall cooperate with the Company in connection with the obtaining of any such policies, including the submission to physical examination and blood testing.

Section 4.5 Varda shall be Granted 200,000 (Two Hundred Thousand) stock options for American Depository Shares of Grand Toy International Limited subject to the approval of the Board of Directors at the next meeting held following the execution of this contract. The exercise price the options will be the fair market value on the date of grant by the Board of Directors and the options will vest equally over 3 years and are otherwise subject to Grand Toys International Limited 2004 Stock Option Plan.

ARTICLE V TERMINATION.

This Agreement may be terminated by either party with or without notice and without “Cause” (as defined herein). Further, this Agreement may be terminated by the Company with Cause in accordance with Section 5(a) below, or because of any “Disability” (as defined herein) in accordance with Section 5(b) below.

(a) For Cause. The Company shall have the right to terminate Varda’s employment for “Cause.” A termination for “Cause” is a termination evidenced by a resolution adopted by the Board finding that Varda has:

(i) materially breached or failed to comply with any of the material terms of this Agreement, including, without limitation, Sections 3, 7, 8, 9 or 12 of this Agreement;

(ii) failed to perform his duties under this Agreement, including refusing to carry out the reasonable written instructions of the Board, the Chairman or the Grand CEO, or deliberately and intentionally disregarding the lawful instructions from the Board, the Chairman or the Grand CEO, in any case which instructions are consistent with the responsibilities and duties of Varda contemplated by this Agreement and provided that the instructions do not knowingly violate any of the inherent responsibilities accorded to the Chief Executive Officer.

(iii) engaged in gross negligence or willful misconduct in connection with or arising out of the performance of his duties hereunder;

(iv) been under the influence of drugs (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) or alcohol during the performance of his duties under this Agreement, or while under the influence of drugs or alcohol, engages in inappropriate conduct;

(v) engaged in behavior that would constitute grounds for liability for sexual harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines, the New Jersey Division of Human Rights and or any other applicable state regulatory body) or, in the reasonable opinion of the Board, other egregious conduct violative of laws governing the workplace; or

(vi) committed any act of fraud, larceny, misappropriation of funds or embezzlement or been convicted of a felony or a crime of moral depravity;

provided, however, that (A) in the case of clauses (i), (ii) and (iii) above, Varda shall receive thirty (30) days’ advance written notice that the Board intends to meet to consider Varda’s termination and specifying the actions constituting Cause, and Varda shall have the opportunity to cure the conduct constituting Cause during such thirty (30) day period and (B) any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Varda in good faith and in the best interests of the Company. As used herein, “Good Reason” shall mean Varda’s termination of this Agreement following the Company’s material breach thereof, provided, however, that the Company shall receive thirty (30) days’ advance written notice that Varda intends to terminate this Agreement and specifying the actions constituting material breach, and the Company shall have the opportunity to cure the conduct constituting Good Reason during such thirty (30) day period

(b) For Disability. The Company shall have the right to terminate Varda’s employment as a result of Varda’s “Disability.” For purposes of this Agreement, a termination for “Disability” shall occur upon rendering of a written termination notice by the Company after Varda has been unable to substantially perform his duties hereunder for 90 consecutive calendar days (exclusive of any vacation permitted under Section 4(f) hereof) or for 120 days in any 360 Calendar day period by reason of any physical or mental illness or injury. This should not be deemed to limit the right of the Company under Section 5 regarding termination. Nothing in this Section 5 is intended to alter or impair Varda’s rights under the federal Family and Medical Leave Act, 29 U.S.C. § 2601 et seq. Varda agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician selected by the Company for the purpose of a termination pursuant to Section 5(b)(i).

ARTICLE VI EFFECT OF TERMINATION.

Section 6.1 Death or Disability. In the event of the termination of Varda’s employment as a result of his death or Disability, the Company shall:

(a) pay to Varda or his estate, as the case may be, the Base Salary (including Base Salary for accrued and unused vacation days) plus accrued and unpaid bonus and other benefits, if any, in accordance with Section 4(b) through the date of his death or Disability (pro rated for any partial month); and

(b) reimburse Varda, or his estate, as the case may be, for any expenses pursuant to Section 4(d) (the amounts payable pursuant to the foregoing clauses (i) and (ii) are hereafter referred to as the “Accrued Obligations”).

Section 6.2 Termination for Cause by the Company, by Varda Voluntarily or upon expiration of the Term. In the event that Varda’s employment is terminated by the Company for Cause or by Varda voluntarily or upon expiration of the Term (or any extension thereof), Varda shall only be entitled to:

(a) the Base Salary (including Base Salary for accrued and unused vacation days) plus accrued and unpaid bonus and other benefits, if any, in accordance with Section 4(c) and Company policy through the date of termination;

(b) Reimbursement for any and all expenses incurred pursuant to Section 4(b), but not paid prior to termination; and

(c) Such rights to other benefits as may be provided in applicable plans and programs of the Company, including, without limitation, applicable employee benefit plans and programs, according to the terms and conditions of such plans and programs.

Section 6.3 Termination by the Company other than for Cause. In the event that Varda’s employment is terminated by the Company other than for Cause, Varda shall be entitled to:

(a) Reimbursement for any and all expenses incurred pursuant to Section 4(b), but not paid prior to termination; and

(b) the Base Salary (including Base Salary for accrued and unused vacation days) plus accrued and unpaid bonus and other benefits, if any, in accordance with Section 4(c) of the Company policy, until the earlier of: (A) the last day of the Term (as if Varda’s termination had not occurred) or (B) the date that shall be six (6) months after the date of such termination

Section 6.4 This Section 6 sets forth the only obligations of the Company with respect to the termination of Varda’s employment with the Company, and Varda acknowledges that upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided herein hereof, provided, that the foregoing shall not affect Varda’s accrued benefits under any benefit plans in which Varda participated pursuant to Sections 4(b) and 4(c) hereof, all of which benefits shall be governed and controlled by the terms of the applicable benefit plans. Any and all Accrued Obligations shall be paid within fifteen (15) calendar days of the termination of Varda’s employment.

ARTICLE VII COVENANT REGARDING INVENTIONS AND COPYRIGHTS.

Section 7.1 Varda hereby acknowledges that all Innovations (as defined below) created by Varda (either working alone or as part of a group) that are used, useful or useable in connection with the present or future Business of the Company or any of its affiliates which (i) were or will be made using equipment, supplies, facilities or trade secret information of the Company, or (ii) were or will be developed at least in part on the Company’s time, or (iii) relate at the time of conception or reduction to practice thereof either to the Business or to the Company’s or its affiliates’ actual or demonstrably anticipated research or development, or (iv) result from any work that Varda performs or performed for the Company, were created at the request of the Company pursuant to this Agreement or other arrangement (written or unwritten) between the Company and Varda. The term “Innovations” shall include all of the results and proceeds of Varda’s services under this Agreement, including without limitation, all right, title and interest in any inventions, know-how, discoveries, improvements, original works of authorship, designs, software, source code, object code, programs, formulas, processes, developments, trade secrets, trademarks, copyrights, service marks, logos and related proprietary information and materials, whether patentable, copyrightable, subject to trademark registration, or not, and all drafts, prototypes, proposals, sketches, revisions and demonstration and “beta” versions thereof, written, created, developed or produced or to be written, created, developed or produced, by Varda (either working alone or as part of a group) in connection therewith (subject, in the case of Innovations created by Varda pursuant to an agreement between the Company and any licensor, to the terms of such agreement).

Section 7.2 Varda hereby acknowledges that the Innovations were specifically ordered or commissioned by the Company for the Business. Varda hereby irrevocably assigns to the Company all right, title and interest in and to all Innovations and all right, title and interest in and to all patents, domain names, trade secrets, trademarks and other intellectual property derived therefrom, such assignment to be effective when first capable of being so assigned, transferred or vested. All Innovations shall be delivered to the Company as required herein or on termination or completion of the Agreement, whichever is earlier, unless the Company requests otherwise. To the extent that any Innovation is or shall be a copyrightable work, Varda agrees that such Innovation constitutes and shall constitute a work-made-for-hire as defined in the United States Copyright Act of 1976; that the Company is and shall be the author of said work-made-for hire and the owner of all rights in and to such Innovation throughout the universe, in perpetuity and in all languages, for all now known or hereafter existing uses, media and forms, including, without limitation, the copyrights therein and thereto throughout the universe for the initial term and any and all extensions and renewals thereof; and that the Company shall have the right to make such changes therein and such uses thereof as it may deem necessary or desirable. To the extent that such copyrightable Innovation is not recognized as a work-made-for-hire, Varda hereby irrevocably assigns, transfers and conveys to the Company, without reservation, all of his right, title and interest throughout the universe in perpetuity in such Innovation, including, without limitation, all rights of copyright and copyright renewal in such Innovation or any part thereof, and all rights to exclusively or non-exclusively license or sublicense the foregoing.

Section 7.3 Varda hereby waives all rights of “droit moral” or “moral rights of authors” or any similar rights or principles of law which Varda may now or later have in the Innovations. Varda covenants and agrees that his contributions to any Innovations shall not be an unauthorized copy of any existing work or violate or infringe upon any common law or statutory right of any party including, without limitation, contractual rights, copyrights, trademarks, patents, service marks and rights of privacy, publicity, or any other right of any person or entity and is not the subject of any litigation or claim that might give rise to litigation.

Section 7.4 By execution hereof, Varda hereby irrevocably constitutes and appoints the Company with full power of substitution, to be Varda’s true and lawful attorney to execute, acknowledge, swear and file all instruments and documents, and to take any action which shall be deemed necessary, appropriate or desirable to effectuate the terms of this Section 8. The powers of attorney granted herein shall be deemed to be coupled with an interest and shall be irrevocable and survive the occurrence of Varda’s death, disability or bankruptcy.

ARTICLE VIII PROTECTION OF CONFIDENTIAL INFORMATION.

Varda acknowledges that he has been and will be provided with information about, and his employment by the Company will, throughout the Term, bring him into close contact with, many confidential affairs of the Company and its affiliates, including proprietary information about costs, profits, customers, suppliers, vendors, advertisers, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods, plans for future developments and other information not readily available to the public (“Confidential Information”), all of which are highly confidential and proprietary and all of which were developed by the Company at great effort and expense. Varda further acknowledges that the services to be performed by him under this Agreement are of a special unique, unusual, extraordinary and intellectual character, that the Business will be conducted throughout the world (the “Territory”), that the Company’s services and products will be marketed throughout the Territory, that the Company competes and will compete in nearly all of its business activities with other organizations which are located in nearly any part of the Territory and that the nature of the relationship of Varda with the Company is such that Varda is capable of competing with the Company from nearly any location in the Territory. In recognition of the foregoing, Varda covenants and agrees during the Term and for a period of five (5) years thereafter that he will:

(i) keep secret all Confidential Information and not divulge or disclose any Confidential Information to anyone outside of the Company or its affiliates, either during or after the Term, except with the Company’s prior written consent;

(ii) not make use of any of such Confidential Information for his own purposes or the benefit of anyone other than the Company and its affiliates; and

(iii) deliver promptly to the Company on termination of this Agreement, or at any time the Company may so request, all confidential memoranda, notes, records, reports and other confidential documents (and all copies thereof) relating to the Confidential Information and/or business of the Company and its affiliates, which he may then possess or have under his control.

Notwithstanding the foregoing, the term “Confidential Information” shall not include any information (i) which is already known by Varda or which is or becomes publicly known through no wrongful act of Varda, (ii) which is rightfully received by Varda from any third party, provided that such third party was not known by Varda to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality with respect to such information, (iii) which is disclosed by the Company to any third party without similar restriction, or (iv) which is disclosed by Varda pursuant to applicable law or the order of any court of competent jurisdiction.

ARTICLE IX RESTRICTION OF COMPETITION; INTERFERENCE; AND NON-SOLICITATION.

Section 9.1 Non-Solicitation - As a significant inducement to the Company to enter into and perform its obligations under this Agreement, during the Term and until the second anniversary of the expiration of this Agreement or the termination of Varda’s employment, as applicable, for any reason Varda will not, either directly or indirectly, alone or in association with others:

(a) solicit, or permit any person or organizations directly or indirectly to solicit, any individual who at the time of the solicitation is, or who within the six (6) month period prior to such solicitation was, an employee of the Company to leave the employ of the Company or terminate his or her employment relationship with the Company, or hire or attempt to hire or induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company;

(b) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers, vendors or accounts of the Company;

(c) induce any client, customer, vendor, agent or other person or entity with whom or which the Company has a business relationship, contractual or otherwise, to terminate or alter such business relationship; or

(d) take any action reasonably likely to cause injury to the relationship between the Company or any of its respective employees and any client, lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the Company or any of its affiliates as such relationship relates to the Company or its affiliates’ conduct of their business.

Section 9.2 Restriction of Competition - As a further significant inducement to the Company to enter into and perform its obligations under this Agreement, during the Term and for a period of six (6) months from the expiration of this Agreement or the termination of Varda’s employment, as applicable, for any reason Varda will not, either directly or indirectly:

(a) engage in any business which develops, manufactures, promotes or distributes products that are competitive with those that are marketed by the Company, or those products which are then under active development by the Company (a “Competing Business”), whether such engagement shall be as a director, officer, employee, stockholder, shareholder, partner, member or other owner, affiliate or other participant in any Competing Business, provided, however, that Varda’s employment by an entity that (A) carries both a Competing Business and one or more other businesses or (B) can be shown not to involve participation in such Competing Business; shall not constitute a breach of this clause; or

(b) assist any other person or entity in organizing or engaging in any Competing Business in any capacity or manner described in clause (i) above.

Section 9.3 Non-Disparagement - Neither during the Term nor at any time thereafter shall Varda disparage the Company, any director, officer, employee or shareholder of the Company, or any affiliate of any such director, officer, employee or shareholder of the Company by making (or causing others to make) any oral or written statements or representations that could reasonably be construed to be a false and misleading statement of fact or a libelous, slanderous or disparaging statement of or concerning any of the aforementioned persons.

Section 9.4 Waiver - Sections 9(a), 9(b), and 9(c) of this Agreement shall apply in their entirety in the event that Varda’s employment with the Company is terminated by any party, and for any of the reasons set forth in Section 5 herein. However, if Varda remains employed by the Company and is not presented with a written offer of continued employment by the Grand CEO at least six (6) months prior to the expiration of the Agreement at equal or greater Compensation than that which he is receiving at that time, and there is a voluntary termination of the agreement by Varda, then Sections 9(a)(ii) and (iii) and 9(b)(i) and (ii) will be waived.

ARTICLE X SPECIFIC REMEDIES.

It is understood by Varda and the Company that the covenants contained in this Section 10 and in Sections 7, 8 and 9 hereof are essential elements of this Agreement and that, but for the agreement of Varda to comply with such covenants, the Company would not have agreed to enter into this Agreement or consummate the transactions contemplated by the Asset Purchase Agreement. The Company and Varda have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by the Company and all interests of the Company and its stockholders. Varda agrees that the covenants of Sections 7, 8 and 9 are reasonable and valid. If Varda commits a breach of any of the provisions of Sections 7, 8 or 9 hereof, such breach shall be deemed to be grounds for termination for Cause. In addition, notwithstanding the provisions of Sections 8 and 9, Varda acknowledges that the Company may have no adequate remedy at law if he violates any of the terms hereof. Varda therefore understands and agrees that the Company shall have without prejudice as to any other remedies, the right upon application to any court of proper jurisdiction to a temporary restraining order, preliminary injunction, injunction, specific performance or other equitable relief.

ARTICLE XI INDEPENDENCE; SEVERABILITY AND NON-EXCLUSIVITY.

Each of the rights enumerated in Sections 7, 8 or 9 hereof and the remedies enumerated in Section 10 hereof shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any provision of this Agreement, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any covenant set forth herein is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form said provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in Section 10 or otherwise in the court of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

ARTICLE XII CONFLICTING AGREEMENTS.

Section 12.1 Varda hereby represents that he is not bound by the terms of any agreement with any previous employer, or with any other party, that would impair his right or ability to enter the employ of the Company or perform fully his obligations pursuant to this Agreement. Varda further represents and warrants that his performance of all the terms of this Agreement and as an executive of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

ARTICLE XIII SUCCESSORS; BINDING AGREEMENT.

This Agreement is personal to Varda and without the prior written consent of the Company shall not be assignable by Varda otherwise than by will or the laws of descent and distribution or by the Company, except that the Company shall be permitted to assign its rights, interests and obligations to a parent or subsidiary of, or an Affiliate controlled by the Company which assumes in writing all of the obligations under this Agreement, without obtaining any consent from Varda. This Agreement shall inure to the benefit of and be enforceable by Varda’s legal representatives and the Company’s successors and permitted assigns. Arbitration of Employment-Related Disputes

The parties hereby unmistakably and voluntarily agree that all employment-related disputes, including workplace discrimination claims, are to be submitted to arbitration before a single arbitrator, to be selected by the parties, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. It is further agreed and understood that the site of any arbitration shall be within Morris County in the State of New Jersey.

The agreement to arbitrate applies to all employment-related disagreements and problems, which are those that concern a right, privilege, or interest recognized by applicable law. Such disputes include claims, demands or actions under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Security Act of 1974, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Conscientious Employee Protection Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Prevailing Wage Act, and any other federal, state, or local statute, regulation, or common law doctrine regarding employment discrimination, conditions of employment, or termination of employment.

ARTICLE XIV ARBITRATION OF EMPLOYMENT-RELATED DISPUTES.

The parties further understand that the remedies available to Varda and the Company during the arbitration proceeding shall be the same as the remedies available under the statute(s) upon which any claim(s) is based, and that could be awarded by any court or administrative agency. Each party shall bear its own attorneys’ fees, unless otherwise provided by statute.

The arbitrator’s determination shall be final and binding upon the parties.

This agreement to arbitrate does not pertain to a claim of violation of Sections 7, 8 and/or 9 of this Agreement which may be pursued by the Company, in accordance with Section 10, by alternatively applying to a court of competent jurisdiction for a temporary restraining order, preliminary injunction, and/or such other legal and equitable remedies as may be appropriate.

ARTICLE XV NOTICES.

Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed effective (i) upon personal delivery, if delivered by hand and followed by notice by mail or facsimile transmission, (ii) upon actual receipt after the date of deposit in the mails, if mailed by certified or registered mail (return receipt requested), or (iii) on the next business day, if mailed by an overnight mail service to the parties or sent by facsimile transmission,

To the Company:

International Playthings Inc.
75D Lackawanna Ave.
Parsippany NJ 07438

with copies to:

Grand Toy International Limited
Room UG202 - Floor UG2
Chinachem Golden Plaza
77 Mody Rd
Tsimshatsui East, Kowloon
Hong Kong
Att Jeff Hsieh

Connell Foley
85 Livindston Ave
Roseland NJ 07068-1765
Att John Cromie

To Varda:

Mr. Michael Varda
55 School House Rd
Oak Ridge NJ 07043

or at such other address or telecopy number (or other similar number) as either party may from time to time specify to the other. Any notice, consent or other communication required or permitted to be given hereunder shall have been deemed to be given on the date of mailing, personal delivery or telecopy or other similar means (provided the appropriate answer back is received) thereof and shall be conclusively presumed to have been received on the second business day following the date of mailing or, in the case of personal delivery or telecopy or other similar means, the day of delivery thereof, except that a change of address shall not be effective until actually received.

ARTICLE XVI HEADINGS.

The headings of this Agreement are for convenience of reference only and shall not affect in any manner any of the terms and conditions hereof.

ARTICLE XVII ACTS AND DOCUMENTS.

The parties agree to do, sign and execute all acts, deeds, documents and corporate proceedings necessary or desirable to give full force and effect to this Agreement.

ARTICLE XVIII COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

ARTICLE XIX MODIFICATIONS AND WAIVERS.

No term, provision or condition of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board of Directors of the Company and is agreed to in writing and signed by Varda. No waiver by either party hereto of any breach by the other party hereto of any term, provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

ARTICLE XX ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes all prior agreements, negotiations and discussions between the parties hereto, there being no extraneous agreements. This Agreement may be amended only in writing executed by the parties hereto affected by such amendment.

ARTICLE XXI LAW GOVERNING.

Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (without giving effect to the principles of conflicts of law).

ARTICLE XXII JURISDICTION.

In the event of a claim of violation of Sections 7, 8 and/or 9 of this Agreement relating to Inventions and Copyrights, Confidential Information, and Varda’s post-employment restrictive covenant, the Company may alternatively apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction, and/or such other legal and equitable remedies as may be appropriate because both parties acknowledge that the Company would have no adequate remedy at law for such violation or non compliance. Employee hereby consents to the jurisdiction of the Courts of the State of New Jersey or the United States District Court for the District of New Jersey with respect to such an action and to service of process upon her in accordance with Section 21.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the day and year set forth above.

/s/ Michael Varda
Michael Varda

INTERNATIONAL PLAYTHINGS, INC.

By:
Name: Title:

Grand Toys International Limited

By:	/s/ Jeff Hsieh
Name: Jeff Hsieh Title: Chief Executive Officer